Report of Independent Accountants on Schedule and Consent



The Board of Directors
Softnet Systems, Inc.

The audit referred to in our report dated November 30, 1999 included the related financial statement schedule as of September 30, 1999 and for the year then ended, included in the Company's annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-45335, 333-57337, 333-65593, 333-71887, and 333-86415) on Forms S-3 and
(Nos. 333-78177, 333-80197, and 333-84625) on Forms S-8 of Softnet Systems, Inc.
of our report dated November 30, 1999, relating to the consolidated balance sheet of Softnet Systems, Inc and subsidiaries as of September 30, 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended and related schedule, which report appears in the September 30, 1999, annual report on Form 10-K of Softnet Systems, Inc.



/KPMG LLP/

Mountain View, California
December 22, 1999